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                                                                         PAGE 11

                                   EXHIBIT 11

PART II, Item 6

                    COMPUTATION OF NET EARNINGS PER SHARE AND
                            COMMON SHARE EQUIVALENTS
                                   (Unaudited)
                      (In thousands, except per share data)


Earnings per share were computed using the weighted average number of shares outstanding plus, when dilutive, incremental shares issuable upon exercise of outstanding options under the treasury stock method.


                                                  Three Months Ended
                                               ------------------------
                                               June 28,        June 29,
                                                 1997            1996
                                               --------        --------

Weighted average:

       Common shares outstanding                 3,799           3,758
       Common share equivalents                      8              70
                                                ------          ------

                                                 3,807           3,828
                                                ======          ======

Net earnings                                    $  489          $  312
                                                ======          ======

Net earnings per share of common stock          $ 0.13          $ 0.08
                                                ======          ======